Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 11, 2022
Registration Statement Nos. 333-260903 and 333-260903-02

**PRICING DETAILS** BMW Vehicle Lease Trust (BMWLT) 2022-1 $1.25Bn Auto Lease ABS
Joint Lead Bookrunners: MUFG (str), Citi and TD
Co-Manager: HSBC, Lloyds
- ANTICIPATED CAPITAL STRUCTURE -
CLS	AMT($mm)*	WAL**	S&P/F***	P.WIN	E.FNL	L.FNL	BENCH	SPRD	Yld%	Cpn%	$Price
A-1	190.000	0.24	A-1+/F1+	1-5	06/22	01/25/23	IntL	+0	0.23340	0.23340	100.00000
A-2	465.000	0.89	AAA/AAA	5-16	05/23	05/28/24	EDSF	+7	0.671	0.67	99.99994
A-3	465.000	1.79	AAA/AAA	16-26	03/24	03/25/25	EDSF	+7	1.111	1.10	99.98505
A-4	130.000	2.30	AAA/AAA	26-29	06/24	05/27/25	IntS	+5	1.236	1.23	99.99357
* No grow
** 100% PPC to maturity
*** Expected Ratings

- TRANSACTION DETAILS -
Exp Settle:	01/19/22	Format:	Public, SEC Registered
First Pay:	02/25/22	Exp Rating:	S&P and Fitch
Ticker:	BMWLT 2022-1	Deal Size:	$1.25Bn (no grow)
Exp Pricing:	PRICED	Min Denoms:	$1k x $1k
ERISA:	Yes	US RR / EU RR:	Yes / No
Bill & Deliver:	MUFG

- MARKETING MATERIALS -
Prelim Prospectus, FWP and CDI File (attached)
Intex Dealname : mitbmwlt_2022-1 | Password : 43XA

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.